Exhibit 10.10

MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC., as Borrower

POST-PETITION LOAN AND SECURITY AGREEMENT

Dated:

$2,000,000

STANFORD VENTURE CAPITAL HOLDINGS, INC., as Lender

TABLE OF CONTENTS

SECTION 1.	DIP FACILITY	-1-
	1.1. Revolver Facility	-1-
LC Facility
Term Loan Commitment

SECTION 2.	INTEREST, FEES AND CHARGES	-3-
	2.1. Interest	-3-
	2.2. Fees	-3-
	2.3. Computation of Interest and Fees	-3-
	2.4. Reimbursement Obligations	-4-
	2.5. Bank Charges	-4-
	2.6. Maximum Interest	-5-

SECTION 3.	LOAN ADMINISTRATION	-5-
	3.1. Manner of Borrowing and Funding Revolver Loans	-5-
	3.2. All Loans to Constitute One Obligation	-7-

SECTION 4.	PAYMENTS	-7-
	4.1. General Payment Provisions	-7-
	4.2. Repayment of Revolver Loans	-7-
Repayment of Term Loan
	4.3. Reserved Payment of Other Obligations	-7-
	4.4. Marshaling; Payments Set Aside	-7-
Reserved
	4.5. Application of Payments and Collections	-8-
	4.6. Loan Account; Account Stated	-8-
	4.7. Gross Up for Taxes	-8-

SECTION 5.	DIP TERM AND TERMINATION OF THE DIP FACILITY	-8-
	5.1. DIP Term	-8-
	5.2. Termination of DIP Facility	-9-

SECTION 6.	COLLATERAL SECURITY	-9-
	6.1. Grant of Security Interest in Collateral	-10-
	6.2. Other Collateral	-10-
	6.3. Lien on Deposit Accounts	-10-
Reserved
	6.4. Lien Perfection; Further Assurances	-11-
	6.5. Liens Under Financing Orders	-11-
	6.6. Lien Priority	-11-

SECTION 7.	COLLATERAL ADMINISTRATION	-11-
	7.1. General Provisions	-11-
	7.2. Administration of Accounts	-12-
Administration of Inventory
	7.3. Administration of Equipment	-13-

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Borrowing Base Certificates

SECTION 8.	REPRESENTATIONS AND WARRANTIES	-14-
	8.1. General Representations and Warranties	-14-
	8.2. Reaffirmation of Representations and Warranties	-17-

SECTION 9.	COVENANTS AND CONTINUING AGREEMENTS	-17-
	9.1. Affirmative Covenants	-17-
	9.2. Negative Covenants	-19-
	9.3. Financial Covenants	-21-

SECTION 10.	CONDITIONS PRECEDENT	-22-
	10.1. Conditions Precedent to Initial Credit Extensions	-22-
	10.2. Conditions Precedent to All Credit Extensions	-23-
	10.3. Limited Waiver of Conditions Precedent	-23-

SECTION 11.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	-23-
	11.1. Events of Default	-23-
	11.2. Acceleration of the Obligations	-26-
	11.3. Remedies	-26-
	11.4. Setoff	-27-
	11.5. Remedies Cumulative; No Waiver	-27-

SECTION 12.	BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	-28-
	12.1. Successors and Assigns	-28-
	12.2. Participations	-28-

SECTION 13.	MISCELLANEOUS	-29-
	13.1. Power of Attorney	-29-
	13.2. General Indemnity	-30-
	13.3. Survival of All Indemnities	-30-
	13.4. Indulgences Not Waivers	-30-
	13.5. Modification of Agreement	-30-
	13.6. Severability	-30-
	13.7. Cumulative Effect; Conflict of Terms	-30-
	13.8. Execution in Counterparts	-30-
	13.9. Lender’s Consent	-31-
	13.10. Notices	-31-
	13.11. Performance of Borrower’s Obligations	-31-
	13.12. Time of Essence	-31-
	13.13. Entire Agreement; Appendix A and Exhibits	-31-
	13.14. Interpretation	-32-
	13.15. Governing Law	-32-
	13.16. No Commitment for Future Financing	-32-
	13.17. Waivers by Borrower	-32-

EXHIBITS

Exhibit A	Form of Revolver Note

Exhibit B	Form of Notice of Borrowing

Exhibit C	Form of Compliance Certificate

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Exhibit 10.10

POST-PETITION LOAN AND SECURITY AGREEMENT

THIS POST-PETITION LOAN AND SECURITY AGREEMENT is made on September     , 2003, by and between MIDWEST CABLE COMMUNICATION OF ARKANSAS, INC., a Delaware corporation and a Chapter 11 debtor-in-possession (“Borrower”), and STANFORD VENTURE CAPITAL HOLDINGS, INC., a Delaware corporation, (together with its successors and assigns, “Lender”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions.

RECITALS:

Borrower is debtor-in-possession under Chapter 11 of the Bankruptcy Code in a case (the “Chapter 11 Case”) pending in the United States Bankruptcy Court for the Western District of Arkansas, Fayetteville Division (together with any other court having jurisdiction over the Chapter 11 Case or any proceedings therein from time to time, the “Court”), as Case No. 05:03-bk-75126. Borrower has requested that Lender extend financing to Borrower in connection with the Chapter 11 Case in accordance with the provisions of this Agreement.

Lender is willing to make loans and other extensions of credit to Borrower, subject to the terms and conditions of this Agreement and subject to the terms and conditions set forth in orders of the Court approving the proposed financing.

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, receipt of which is acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. SECTION    DIP FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other DIP Financing Documents, Lender agrees, to the extent and in the manner hereinafter set forth, to establish the DIP Facility in an aggregate amount up to $2,000,000, as follows:

1        .        Revolver Facility.

.1.        Revolver Loans. Lender agrees, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrower on any Business Day during the period from the date hereof through the day before the last day of the DIP Term, not to exceed in aggregate principal amount outstanding at any time the Gross Availability at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lender shall have no obligation whatsoever to make any Revolver Loan if, at the time of the proposed funding thereof, the aggregate principal amount of all of the Revolver Loans and Pending Revolver Loans then outstanding exceeds, or would exceed after the funding of such Revolver Loan, the Gross Availability. The Revolver Loans shall bear interest as set forth in Section 2.1 hereof.

.2.        Use of Proceeds. The proceeds of the Revolver Loans shall be used by Borrower during the pendency of the Chapter 11 Case exclusively for one or more of the following purposes: (i) to pay expenses described (and in the amount provided for) in the Budget (the Initial Budget is set forth on Exhibit D hereto); (ii) to pay Adequate Protection Claims, but only to the extent authorized by the Court; (iii) to pay fees required to be paid to the office of the United States Trustee; (iv) to pay any of the Obligations; (v) to pay property taxes with respect to any Collateral to the extent such property taxes constitute a Lien senior to Lender’s Liens; and (vi) to pay other expenses authorized by the Court. Notwithstanding anything to the contrary contained herein, in no event shall proceeds of Revolver Loans be used to pay Professional Expenses incurred in connection with the assertion of or joinder in any claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (a) seeking damages on account of any alleged cause of action arising on, before or after the Petition Date; (b) invalidating, setting aside, avoiding or subordinating, in whole or in part, any of the Obligations or Liens and security interests in any Collateral granted to Lender under this Agreement or the Financing Orders; (c) declaring any of the DIP Financing Documents to be invalid, not binding or unenforceable in any respect; (d) preventing, enjoining, hindering or otherwise delaying Lender’s enforcement of any of the DIP Financing Documents or any realization upon any Collateral (unless such enforcement or realization is in direct violation of an explicit provision in any of the Financing Orders); (e) declaring any Liens granted or purported to be granted under any of the DIP Financing Documents to have a priority other than the priority set forth therein; (f) objecting to the amount or method of calculation by Lender of the Obligations or any accounting rendered by Lender with respect to any of those obligations; or (g) seeking to use the cash proceeds of any of the Collateral without the prior written consent of Lender. Nothing in this Section 1.1.2 shall be construed to waive Lender’s right to object to any requests, motions or applications made in or filed with the Court, including any applications for interim or final allowances of Professional Expenses.

.3.        Revolver Note. The Revolver Loans made by Lender and interest accruing thereon shall be evidenced by the records of Lender and by the Revolver Note payable to Lender (or the assignee of Lender), which shall be executed by Borrower, completed in conformity with this Agreement and delivered to Lender on the Closing Date. All outstanding principal amounts and accrued interest under the Revolver Note shall be due and payable as set forth in Section 4.2 hereof.

2. SECTION    INTEREST, FEES AND CHARGES

1        .        Interest.

.1.        Rates of Interest. Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to 2% plus the Base Rate in effect from time to time. The rate of interest for all Loans shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Loan shall accrue from and including the date on which such Loan is made to (but excluding) the date of any repayment thereof; provided, however, that, if a Loan is repaid on the same day made, one day’s interest shall be paid on such Loan. The Base Rate on the date hereof is     % per annum and, therefore, the rate of interest in effect hereunder on the date hereof, expressed in simple interest terms, is     % per annum.

.2.        Default Rate of Interest. From and after the occurrence of any Event of Default, the principal amount of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) shall bear interest at the Default Rate. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations. Borrower acknowledges that the cost and expense to Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Lender for such added cost and expense.

2        .        Fees .

.1.        Audit and Appraisal Fees. Borrower shall be obligated to reimburse Lender for all reasonable costs and expenses incurred by Lender in connection with all appraisals of any Collateral and audits of any Obligor’s books and records and such other matters pertaining to any Obligor or any Collateral as Lender shall deem appropriate.

.2.        General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement on the due date thereof and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in this Section 2.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

3        .         Computation of Interest and Fees. Interest shall be calculated on a daily basis, commencing on the date hereof, and shall be payable monthly, in arrears, on the first day of each month. All interest, fees and other charges provided for in this Agreement shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. Borrower acknowledges that the calculation of interest on the basis of a 360-day year, as opposed to a year of 365 days, results in a higher effective rate of interest hereunder. For purposes of computing interest hereunder, all Payment Items received by Lender shall be deemed applied by Lender on account of the Obligations (subject to Full Payment of such items) one Business Day after Lender receives such items in immediately available funds in the Payment Account, and Lender shall be deemed to have received such Payment Item on the date specified in Section 4.6 hereof.

4        .        Reimbursement Obligations.

.1.         Borrower shall reimburse Lender, for all reasonable legal, accounting, appraisal and other fees and expenses incurred by Lender (including fees and expenses of Lender Professionals) in connection with (i) the negotiation and preparation of any of the DIP Financing Documents, any amendment or modification thereto, any waiver of any Default or Event of Default thereunder, or any restructuring or forbearance with respect thereto; (ii) the administration of the DIP Financing Documents and the transactions contemplated thereby, to the extent that such fees and expenses are expressly provided for in this Agreement or any of the other DIP Financing Documents; (iii) action taken to perfect or maintain the perfection or priority of any of Lender’s Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted with respect to any of Borrower’s books and records or any of the Collateral; (v) any effort to verify, protect, preserve, or restore any of the Collateral or to collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral; (vi) any litigation, contest, dispute, suit, proceeding or action (whether instituted by or against Lender, any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection or priority of any of Lender’s Liens thereon), any of the DIP Financing Documents or the validity, allowance or amount of any of the Obligations; (vii) the protection or enforcement of any rights or remedies of Lender in any Insolvency Proceeding; and (viii) any other action taken by Lender to enforce any of the rights or remedies of Lender against any Obligor or any Account Debtors to enforce collection of any of the Obligations or payments with respect to any of the Collateral. All amounts chargeable to Borrower under this Section 2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Lender. Borrower shall also reimburse Lender for reasonable expenses incurred by Lender in its administration of any of the Collateral to the extent and in the manner provided in Section 7 hereof or in any of the other DIP Financing Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the DIP Financing Documents regarding the reimbursement by Borrower of costs, expenses or liabilities suffered or incurred by Lender.

.2.        If at any time Lender shall agree to indemnify any Person against losses or damages that such Person may suffer or incur in its dealings or transactions with Borrower, or shall guarantee any liability or obligation of Borrower to such Person, or otherwise shall provide assurances of Borrower’s payment or performance under any agreement with such Person, then Borrower shall indemnify and defend Lender and shall hold them harmless from and against any and all liability any of them may have under any such indemnity, guaranty or assurance, and any amounts so paid by Lender shall be repaid to them immediately by Borrower. Borrower’s agreement to indemnify and defend Lender shall constitute part of the Obligations that are secured by the Collateral and Borrower shall repay, on demand, any amount so paid or any liability incurred by Lender in connection with any such indemnity, guaranty or assurance. The foregoing agreement of Borrower shall apply whether or not such indemnity, guaranty or assurance is in writing or oral and regardless of Borrower’s knowledge of the existence thereof, and shall be in addition to any of the provision of the DIP Financing Documents regarding reimbursement by Borrower of costs, expenses or liabilities suffered or incurred by Lender.

5        .        Bank Charges. Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution (including any fees paid by Lender to any Participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower by Lender of proceeds of Loans made by Lender to Borrower pursuant to this Agreement and (ii) the depositing for collection by Lender of any Payment Item received or delivered to Lender on account of the Obligations. Borrower acknowledges and agrees that Lender may charge such costs, fees and expenses to Borrower based upon Lender’s good faith estimate of such costs, fees and expenses as they are incurred by Lender.

6        .        Maximum Interest. Regardless of any provision contained in this Agreement or any of the other DIP Financing Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other DIP Financing Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other DIP Financing Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the DIP Financing Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrower be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate (“Excess”), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2.1.1 of this Agreement, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Lender hereunder or under any of the other DIP Financing Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all interest at any time contracted for, charged or received from Borrower in connection with any of the DIP Financing Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 2.6 shall be deemed to be incorporated into every DIP Financing Document (whether or not any provision of this Section is referred to therein). All such DIP Financing Documents and communications relating to any Interest owed by Borrower, and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2.6.

3. SECTION    LOAN ADMINISTRATION

1        .        Manner of Borrowing and Funding Revolver Loans. Borrowings under the Revolver Commitment of the DIP Facility established pursuant to Section 1 hereof shall be made and funded as follows:

.1.        Notice of Borrowing.

(i) Whenever Borrower desires to make a Borrowing under this Agreement, Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing request (a “Notice of Borrowing”), which shall be in the form of Exhibit B annexed hereto and signed by an authorized officer of Borrower. Such Notice of Borrowing shall be given by Borrower no later than 11:00 a.m. at the office of Lender designated by Lender from time to time on the Business Day of the requested funding date of such Borrowing. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. The Revolver Loans made by Lender on the Closing Date shall be in accordance with the Initial Budget. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (a) the principal amount of the Borrowing, and (b) the date of Borrowing (which shall be a Business Day).

(ii) Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid under this Agreement or any of the other DIP Financing Documents with respect to the Obligations (whether as principal, accrued interest, fees or other charges) shall be deemed irrevocably to be a request for Revolver Loans on the due date of, and in an aggregate amount required to pay, such principal, accrued interest, fees or other charges, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation. Lender shall not have any obligation to Borrower to honor any deemed request for a Revolver Loan after the Commitment Termination Date, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default.

(iii) Lender shall have no obligation to honor any deemed request for a Revolver Loan after the Commitment Termination Date or when any condition precedent in Section 10 hereof is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded after the Commitment Termination Date.

(iv) As an accommodation to Borrower, Lender may permit telephonic requests for Borrowings and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower. Lender shall not have any liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall not have any duty to verify the origin of any such communication or the identity or authority of the Person sending it.

.2.        Disbursement Authorization. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested by Borrower, or deemed to be requested pursuant to Section 3.1.1, as follows: (i) the proceeds of each Revolver Loan requested under Section 3.1.1(i) shall be disbursed by Lender in accordance with the terms of the written disbursement letter from Borrower in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time in writing; and (ii) the proceeds of each Revolver Loan requested under Section 3.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation. Any proceeds disbursed in payment of any of the Obligations shall be deemed to have been received by Borrower.

2        .        All Loans to Constitute One Obligation. The Loans shall constitute one general Obligation of Borrower and shall be secured by Lender’s Lien upon all of the Collateral.

4. SECTION PAYMENTS

1        .        General Payment Provisions. All payments of principal and interest on the Loans and other Obligations that are payable to Lender shall be made to Lender in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any present or future Taxes, and, with respect to payments made other than by application of balances in the Payment Account, in immediately available funds not later than 12:00 noon on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). All payments received by Lender shall be distributed by Lender in accordance with Section 4.6 hereof.

2	. Repayment of Revolver Loans.

.1.        Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be due and payable by Borrower to Lender immediately upon (a) each receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of such proceeds; and (b) the Commitment Termination Date.

.2.        Payment of Interest. Interest accrued on each Revolver Loan shall be due and payable on the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month. Accrued interest shall also be paid by Borrower on the Commitment Termination Date.

.        Reserved        . Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including the Extraordinary Expenses incurred by Lender, shall be repaid by Borrower to Lender, as and when provided in the DIP Financing Documents, or, if no date of payment is otherwise specified in the DIP Financing Documents, on demand.

4        .        Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or payments or the proceeds of Collateral or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 4.5 shall survive any termination of the DIP Facility and Full Payment of the Obligations.

5        .        Application of Payments and Collections. All Payment Items received by Lender by 12:00 noon, Miami, Florida time, on any Business Day shall be deemed received on that Business Day. All Payment Items received by Lender after 12:00 noon, Miami, Florida time, on any Business Day shall be deemed received on the following Business Day. Except to the extent that the manner of application to the Obligations of payments or proceeds of Collateral is expressly governed by other provisions of this Agreement, Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Lender or its agent against the Obligations in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records. If as the result of Lender’s collection of proceeds of Accounts and other Collateral as authorized by Section 7.2.5 a credit balance exists, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists. Lender may, at its option, offset such credit balance against any of the Obligations upon and after the occurrence of an Event of Default.

6	. Loan Account; Account Stated.

.1.        Loan Account. Lender shall establish an account on its books (the “Loan Account”) and shall enter all Loans as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

.2.        Statements of Account. Lender will account to Borrower monthly with a statement of Loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower unless Lender is notified by Borrower in writing to the contrary within 30 days after the date each accounting is deemed to have been sent pursuant to Section 13.10. Such notice shall only be deemed an objection to those items specifically objected to therein. Failure of Lender to render any such account shall in no way affect the rights of Lender hereunder.

7        .        Gross Up for Taxes. If Borrower shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any sum payable under this Agreement or any of the other DIP Financing Documents, (a) the sum payable to Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

5. SECTION    DIP TERM AND TERMINATION OF THE DIP FACILITY

1        .        DIP Term. Subject to Lender’s right to cease making Loans to Borrower when any Default or any Event of Default exists or upon the Commitment Termination Date, the DIP Facility shall be in effect for the DIP Term. The DIP Term may be extended by written agreement between Borrower and Lender without further notice or hearing or order by the Court.

2         .        Termination of DIP Facility.

.1.        Termination by Lender. Lender may terminate the DIP Facility at any time, without notice to Borrower, upon or after the occurrence of an Event of Default.

.2.        Effect of Termination. On the Commitment Termination Date, all of the Obligations (including Contingent Obligations owing to Lender) shall be immediately due and payable, and Lender shall have no further obligation to make any Loans. All undertakings, agreements, covenants, warranties and representations of Borrower contained in the DIP Financing Documents shall survive any such termination and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the DIP Financing Documents notwithstanding such termination until Full Payment of the Obligations. With respect to any Obligations that are Contingent Obligations on the Commitment Termination Date, Borrower shall, on the Commitment Termination Date, either deposit with Lender cash or procure and deliver to Lender a direct pay letter of credit naming Lender as beneficiary (to be in form and substance, and from an issuing bank, satisfactory to Lender), in each case in an amount not less than 105% of the aggregate amount of all such Contingent Obligations to Lender. Notwithstanding Full Payment of the Obligations, Lender shall not be required to terminate its security interests in any of the Collateral unless, with respect to any loss or damage Lender may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Lender shall have received either (i) a written agreement, executed by Borrower and any Person whose loans or other advances to Borrower are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage. The provisions of Sections 2.4, 4.5, 4.9 and this Section 5.2.2 and all obligations of Borrower to indemnify Lender pursuant to this Agreement shall in all events survive any termination of the DIP Facility.

6. SECTION COLLATERAL SECURITY

1        .        Grant of Security Interest in Collateral. To secure the prompt and Full Payment and performance of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all of the assets of Borrower, whether now owned or existing or hereafter created, acquired or arising (irrespective of whether the same existed on or was created or acquired after the Petition Date), including the following Property and interests in Property of Borrower:

(i)	all Accounts;

(ii)	all Inventory;

(iii)	all Equipment;

(iv)	all General Intangibles;

(v)	all Instruments;

(vi)	all Chattel Paper;

(vii)	all Documents;

(viii)	all Investment Property;

(ix)	all Supporting Obligations;

(x)	all Letter-of-Credit Rights;

(xi)	all Deposit Accounts;

(xii)	all monies and other Property of any kind, now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender, including any Cash Collateral in the Cash Collateral Account;

(xiii)	all cash and non-cash proceeds of (i) through (xii) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral; and

(xiv)	all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of Borrower pertaining to any of (i) through (xiii) above.

2        .        Other Collateral. In addition to the items of Property referred to in Section 6.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.

3        .        Lien on Deposit Accounts. As additional security for the Full Payment and performance of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon, and hereby collaterally assigns to Lender, all of Borrower’s right, title and interest in and to each Deposit Account and all deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited from such blocked accounts and special lockbox accounts. In connection with the foregoing, Borrower hereby authorizes and directs each such bank or other depository to pay or deliver to Lender upon its written demand therefor made at any time upon the occurrence and during the continuation of an Event of Default and without further notice to Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by Borrower with such depository for application to the Obligations then outstanding or as described in the Financing Orders, and the rights given Lender in this Section shall be cumulative with and in addition to Lender’s other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact to collect any and all such balances to the extent any such payment is not made to Lender by such bank or other depository after demand thereon is made by Lender pursuant hereto.

4        .        Lien Perfection; Further Assurances. Promptly after Lender’s request therefor, Borrower shall execute or cause to be executed and delivered to Lender (and consent to Lender’s filing without Borrower’s signature where permitted by Applicable Law) such instruments, assignments, title certificates or other documents as are necessary under the UCC or other Applicable Law (including any motor vehicle certificates of title act) to perfect (or continue the perfection of) Lender’s Lien upon the Collateral, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement. Unless prohibited by Applicable Law, Borrower hereby authorizes Lender to execute and file any such financing statement on Borrower’s behalf. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.

5        .        Liens Under Financing Orders. The Liens and security interests granted to Lender pursuant to the provisions of this Section 6 and pursuant to any of the other DIP Financing Documents shall be in addition to all Liens conferred upon Lender pursuant to the terms of the Financing Orders.

6        .        Lien Priority. The Liens and security interests granted to Lender pursuant to the provisions of this Section 6 and pursuant to any of the DIP Financing Documents shall be first priority Liens and security interests in the Collateral in accordance with Section 364(c) of the Bankruptcy Code, except as otherwise expressly provided in the Financing Orders.

7. SECTION    COLLATERAL ADMINISTRATION

1        .        General Provisions.

.1.        Locations of Collateral. All tangible items of Collateral shall at all times be kept by Borrower at one or more of the business locations of Borrower set forth on Schedule 7.1.1 hereto and shall not be moved therefrom, without the prior written approval of Lender, except that prior to an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrower may (i) make sales or other dispositions of any Collateral to the extent such sales or other dispositions are not prohibited by Section 9.2.4 hereof and (ii) may move Equipment or any record relating to any Collateral to a location in the United States other than those described in schedule 7.1.1 hereto, so long as Borrower has given Lender at least 30 days prior written notice of such new location and prior to moving any Equipment to such location there shall have been filed all UCC-1 financing statements and any other appropriate documentation necessary to perfect or continue the perfection of Lender’s Liens with respect to such Inventory and all proceeds thereof. Notwithstanding any of the foregoing, Borrower may move any of the Equipment to a location designated by a client or customer of Borrower in the Ordinary Course of Business

.2.        Insurance of Collateral; Condemnation Proceeds. Borrower shall maintain and pay for insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender. All proceeds payable under each such policy shall be payable to Lender for application to the Obligations. Borrower shall deliver the originals or certified copies of such policies to Lender with Lender’s loss payable endorsements reasonably satisfactory to Lender, naming Lender as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor. Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. For so long as no Event of Default exists, Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrower provided that all proceeds thereof are applied in the manner specified in this Agreement, and Lender agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim. At any time that an Event of Default exists, only Lender shall be authorized to settle, adjust and compromise such claims. Lender shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other DIP Financing Documents.

.3.        Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrower. If Borrower fails to pay promptly any portion thereof when due, Lender may, at its option, but shall not be required to, pay the same and charge Borrower therefor. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower’s sole risk.

.4.        Defense of Title to Collateral. Borrower shall at all times defend its title to the Collateral and Lender’s Liens therein against all Persons and all claims and demands whatsoever.

2        .        Administration of Accounts.

.1.        Records and Schedules of Accounts. Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on a daily basis or such other periodic basis as Lender shall request a sales and collections report for the preceding period, in form satisfactory to Lender. On or before the 15th day of each month from and after the date hereof, Borrower shall deliver to Lender, in form acceptable to Lender, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, addresses, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Lender’s request therefor, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. At the request of Lender made at any time, Borrower shall deliver to Lender copies of invoices or invoice registers related to all of its Accounts.

.2.        Discounts, Disputes and Returns. If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of $50,000 are in dispute between Borrower and any Account Debtor, or if any returns are made in excess of $50,000 with respect to any Accounts owing from an Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy. Upon and after the occurrence of an Event of Default, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts comprising a part of the Collateral upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including attorneys’ fees, to Borrower.

.3.        Taxes. If an Account of Borrower includes a charge for any Taxes payable to any governmental taxing authority, Lender is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that Lender shall not be liable for any Taxes that may be due by Borrower.

.4.        Account Verification. Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.

.5.        Collection of Accounts and Proceeds of Collateral. To expedite collection, Borrower shall endeavor in the first instance to make collection of Borrower’s Accounts for Lender. All Payment Items received by Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by Borrower as trustee of an express trust for Lender’s benefit and Borrower shall immediately deposit same in kind in the Payment Account. Lender retains the right at all times after the occurrence of a Default or an Event of Default to notify Account Debtors of Borrower that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge to Borrower the collection costs and expenses, incurred by Lender, including reasonable attorneys’ fees.

3        .        Administration of Equipment.

.1.        Records and Schedules of Equipment. Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 7.3.2 hereof, and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender. Promptly after request therefor by Lender, Borrower shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment.

.2.        Dispositions of Equipment. Borrower will not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof without the prior written consent of Lender; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists, to (i) dispositions of Equipment which, in the aggregate during any consecutive 12-month period, has a fair market value or book value, whichever is more, of $50,000 or less, provided that all Net Proceeds thereof are remitted to Lender for application to the Obligations in such order of application as Lender shall elect, or (ii) replacements of Equipment that is substantially worn, damaged or obsolete with

Equipment of like kind, function and value, provided that the replacement Equipment shall be acquired prior to or concurrently with any disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens, and Borrower shall have given Lender at least 10 days prior written notice of such disposition. Nothing herein shall be construed to authorize Borrower to sell any Equipment subject to a lease between Lender and Borrower without Lender’s prior written consent.

.3.        Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted. Borrower will not permit any of the Equipment to become affixed to any real Property leased to Borrower so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal Property that is subject to a Lien unless the Lien is a Permitted Lien.

8. SECTION    REPRESENTATIONS AND WARRANTIES

1        .        General Representations and Warranties. To induce Lender to enter into this Agreement and to establish the DIP Facility, Borrower warrants and represents to Lender that:

.1.        Organization and Qualification. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, has the power to own Properties and to transact the business in which it is presently engaged or proposed to be engaged and is duly qualified and in good standing in each jurisdiction in which it presently is, or proposes to be, engaged in business.

.2.        Power and Authority. The execution, delivery and performance by Borrower of the DIP Financing Documents are within Borrower’s corporate power, has been duly authorized by all necessary or proper corporate action and, on the date of initial funding of Loans hereunder, will be authorized by the Interim Financing Order pursuant to Sections 363 and 364 of the Bankruptcy Code; are not in contravention of any provision of its own Organizational Documents; will not violate any Applicable Law (following entry of the Interim Financing Order); will not conflict with any Material Contract of Borrower; and does not require the consent or approval of any Governmental Authority or any other Person other than the entry by the Court of the Interim Financing Order and thereafter the Final Financing Order.

.3.        Enforceable Agreements. Each of the DIP Financing Documents has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against each Borrower in accordance with its terms.

.4.        Priority of Liens. Upon entry of the Interim Financing Order, and thereafter upon entry of the Final Financing Order, the security interests granted pursuant to the DIP Financing Documents constitute valid, enforceable, perfected and first priority Liens on the Collateral, except to the extent otherwise expressly provided in the Financing Orders.

.5.        Places of Business. Borrower has no office or place of business, nor does Borrower store any Collateral, at any location other than those identified in this Schedule 8.1.5 herein.

.6.        Compliance With Laws. All of Borrower’s business, operations and Properties are conducted, maintained and owned in accordance with Applicable Law, including all Environmental Laws, except to the extent that any such noncompliance could not reasonably be expected to have a Material Adverse Effect and except as heretofore described by Borrower in filings with the SEC.

.7.        Governmental Approvals. Borrower has obtained and holds in full force and effect all Governmental Approvals necessary for the operation of its business as presently and proposed to be constructed to the extent that the failure to obtain same could not reasonably be expected to have a Material Adverse Effect.

.8.        No Adverse Changes. Since the Petition Date, no event has occurred that has or could reasonably be expected to have a Material Adverse Effect.

.9.        Taxes. The FEIN of Borrower is as shown in the Schedule 8.19 herein, and Borrower has filed all federal, state and local tax returns and other reports that it is required by Applicable Law to file and has paid, or made for provision of the payment of, all Taxes upon it, its income and properties as and when such Taxes are due and payable, except to the extent being Properly Contested.

.10.        Brokers. There are no claims for brokerage commissions, finders’ fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other DIP Financing Documents.

.11.        No Default. No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit hereunder;

.12.        Accounts. Except as disclosed in the Schedule 8.1.12 herein, with respect to each Account of Borrower, such Account is genuine and in all respects what it purports to be and is not evidenced by a judgment; arises out of a completed sale and delivery of goods or rendition of services by Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor; is for a sum certain maturing, as stated in the duplicate invoice covering such sale, a copy of which is available to Lender upon request; such Account is absolutely owing to such Borrower and is not contingent in any respect or for any reason, and the Account is not subject to any offset, Lien, deduction, defense, dispute, counterclaim or any other adverse condition, except for disputes resulting in returned goods where the amount in controversy is deemed by Lender to be immaterial; the contract under which such Account arose does not condition or restrict Borrower’s right to assign to Lender the right to payment thereunder; Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, other than deductions, discounts and allowances that are granted in the Ordinary Course of Business for prompt payment and are reflected in the calculation of the net amount of each respective invoice related thereto and reflected in the Schedule of Accounts submitted to Lender pursuant to this Agreement; to the best of Borrower’s knowledge, such Account Debtor is Solvent; and there are no facts, events or occurrences that are reasonably likely to impair the validity or enforceability of any such Accounts or reduce the amount payable thereunder from the face amount of the invoice with respect thereto.

.13.        Intellectual Property. Borrower and its Subsidiaries each owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others; there is no objection to, or pending (or, to Borrower’s knowledge, threatened) Intellectual Property Claim with respect to, Borrower’s or any Subsidiary’s right to use any such Intellectual Property and Borrower is not aware of any grounds for challenge or objection thereto; and neither Borrower nor any Subsidiary pays any royalty or other compensation to any Person for the right to use any Intellectual Property. All such Intellectual Property and other similar rights are described in Schedule 8.1.13 herein, to the extent they are registered under any Applicable Law or are otherwise material to Borrower’s or any Subsidiary’s business.

.14.        Burdensome Contracts. Neither Borrower nor any of the Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of the Subsidiaries is a party or subject to any Restrictive Agreements.

.15.        ERISA. Except as disclosed in the Schedule 8.1.15 herein, neither Borrower nor any of the Subsidiaries has any Plan on the date hereof. Borrower and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that is reasonably likely to result in a material adverse change in the financial condition of Borrower or any of the Subsidiaries exists in connection with any Plan. Neither Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

.16.        Labor Matters. Except as described in the Schedule 8.1.6 herein, neither Borrower nor any of the Subsidiaries is a party to any collective bargaining agreement on the date hereof. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Subsidiary’s employees, or, to Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

.17.        Not a Regulated Entity. No Obligor is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; (ii) a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935; or (iii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

.18.        Margin Stock. Neither Borrower nor any of the Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

.19.        Customer and Trade Relations. There exists no actual or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier or group of suppliers, and there exists no condition or state of facts or circumstances which is reasonably likely to have a Material Adverse Effect or prevent Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it conducted its business on the Petition Date.

.20.        Budget. Borrower has furnished to Lender a copy of the Budget. The Budget has been prepared by Borrower in light of the past operations of the business of Borrower and its Subsidiaries and represents as of the respective dates thereof the good faith opinion of Borrower and its senior management concerning the likely course of business of Borrower and its Subsidiaries.

2        .        Reaffirmation of Representations and Warranties. All of the foregoing representations and warranties made by Borrower in this Agreement or in any of the other DIP Financing Documents shall survive the execution and delivery of this Agreement and such other DIP Financing Documents, and shall be deemed to have been remade and reaffirmed on each day that any Obligations are outstanding or that Borrower requests or is deemed to have requested the funding of a Loan under the DIP Facility, except for changes that may occur after the date hereof in the Ordinary Course of Business as long as Lender has consented to such changes or such changes are not violative of any provision of this Agreement.

9. SECTION    COVENANTS AND CONTINUING AGREEMENTS

1        .        Affirmative Covenants. During the DIP Term and thereafter until Full Payment of the Obligations, Borrower covenants that it shall and shall cause each of its Subsidiaries to:

.1.        Business and Existence. Preserve and maintain its separate corporate existence and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary to the ownership of its Properties or the conduct of its businesses.

.2.        Business Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all of its financial transactions.

.3.        Visits and Inspections. Permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of Borrower, inspect and make extracts from Borrower’s books and records, and discuss with Borrower’s officers, its employees and its independent accountants, Borrower’s business, assets, liabilities, financial condition, business prospects and results of operations.

.4.        Further Assurances. At Lender’s request, promptly execute or cause to be executed and deliver to Lender any and all documents, instruments and agreements deemed necessary by Lender to give effect to or carry out the terms or intent of this Agreement or any of the other DIP Financing Documents.

.5.        Compliance With Orders. To the extent having applicability to Borrower, comply with the Interim Financing Order, the Final Financing Order and all other orders entered by the Court in the Chapter 11 Case.

.6.        Financial Reporting. Cause to be prepared and to be furnished to Lender the following (which, in the case of financial reporting, shall be prepared in accordance with GAAP applied on a consistent basis, unless Borrower’s certified public accountants concur in any change therein, such change is disclosed to Lender and is consistent with GAAP:

(i) as soon as available, and in any event within 30 days after the end of each month hereafter (but within 30 days after the last month in a Fiscal Year), including the last month of Borrower’s

Fiscal Year, unaudited interim financial statements of Borrower as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of Borrower’s Fiscal Year then elapsed, certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the financial position and results of operations of Borrower for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(ii) promptly after the filing thereof, copies of any annual report to be filed in accordance with ERISA in connection with each Plan;

(iii) such other data and information (financial or otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower’s financial condition or results of operations; and

(iv) on or before the second Business Day (a) of each week a report in form acceptable to Lender, to show compliance with Section 9.3.2 hereof, setting forth the amount, if any, by which actual Receipts, Disbursements, and Revenue for the immediately preceding week and for the immediately preceding two-week period vary from those items shown on the Budget for such week and for such two-week period, (b) of each week a report in form acceptable to Lender, to show compliance with Section 9.3.2 hereof, setting forth the amount, if any, by which actual Gross Availability for the immediately preceding week varies from Gross Availability shown on the Budget for such week, (c) following the end of each calendar month a report in form acceptable to Lender, to show compliance with Section 9.3.2 hereof, setting forth the amount, if any, by which actual Receipts, Disbursements and Revenue for the immediately preceding calendar month vary from those items shown on the Budget for such month, (c) of each week an update to the Budget setting forth any changes therein reasonably anticipated by Borrower (it being understood that no such changes shall become part of the Budget, unless approved by Lender in writing), (d) of each week a tax confirmation statement confirming the payment of payroll taxes and showing that all payroll taxes are current (to be accompanied by a payroll tax summary as provided by Borrower’s payroll processor), and (e) of each week a tax information statement setting forth all accrued and unpaid taxes outstanding on the date of such statement, by Dollar amount and type.

Concurrently with the delivery of the financial statements described in clause (i) of this Section 9.1.6, Borrower shall deliver to Lender a copy of the accountant’s letter to Borrower’s management that is prepared in connection with such financial statements and also shall cause to be prepared and delivered to Lender the certificate of the aforesaid certified public accountants stating to Lender that, based upon such accountants’ audit of the financial statements of Borrower performed in connection with their examination of said financial statements, nothing came to their attention that caused them to believe the Borrower was not in compliance with Section 9.3 hereof, or, if they are aware of such noncompliance, specifying the nature thereof and acknowledging, in a manner satisfactory to Lender that they are aware that Lender is relying on such financial statements in making its decisions with respect to funding of any Loans or other extensions of credit hereunder. Concurrently with the delivery of the financial statements described in clauses (i) and (ii) of this Section 9.1.6, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnish to Lender a Compliance Certificate.

.7.        Notices. Notify Lender in writing, promptly after Borrower’s obtaining knowledge thereof, of the termination or breach of any Material Contract; the occurrence of any Default or Event of Default; Borrower’s violation (or asserted violation) of any Applicable Law (including the Bankruptcy Code or any Environmental Law); any claim that Borrower may make under any policy of insurance with respect to the Collateral; any pleading filed with the Court seeking relief from stay or conversion or dismissal of the Chapter 11 Case; and any proposed sale of any of the Collateral (including with such notice copies of drafts of all instruments and agreements applicable to any such sale), which shall specify the identity of the proposed purchaser, the terms of the proposed sale and the expected date of closing, subject to Court approval. Borrower shall provide, or shall cause its counsel in the Chapter 11 Case to provide, Lender’s counsel with copies of all pleadings, motions, reports, applications and other papers filed by Borrower with the Court as well as copies of all billing and expense statements received from any Professional Person. Borrower shall include counsel for Lender on any “Special Notice List” or other similar list of parties to be served with papers in the Chapter 11 Case.

.8.        Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with financially sound and reputable insurers, insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, business interruption, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the business of Borrower.

.9.        Compliance With Laws. Comply with all Applicable Law, including ERISA, FLSA, OSHA, all Environmental Laws, the Bankruptcy Code and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release shall occur at or on any of the Properties of Borrower or any Subsidiary, Borrower shall, or shall cause the applicable Subsidiary to, act immediately to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Governmental Authority.

.10.        Taxes. Pay and discharge all Taxes (other than Taxes that accrued or arose prior to the Petition and that are not secured by a Lien senior to the Liens in favor of Lender) prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested.

.11.        Turn Over of Collateral Proceeds. Promptly turn over to Lender all proceeds received from any sale or other disposition of any Collateral (such proceeds to be applied to the Obligations as and to the extent authorized by the Financing Order). After Full Payment of the Obligations that are not Contingent Obligations, Lender shall be authorized to retain and apply any remaining proceeds for the purposes set forth in Section 5.2.2.

2        .        Negative Covenants . During the DIP Term and thereafter until Full Payment of the Obligations, Borrower covenants that it shall not and shall not permit any Subsidiary to:

.1.        Fundamental Changes. Merge, reorganize, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, except pursuant to an Acceptable Plan and except for mergers or consolidations of any Subsidiary with another Subsidiary; change Borrower’s name or conduct business under any new fictitious name; or change Borrower’s FEIN.

.2.        Loans. Make any loans or other advances of money (other than for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business) to any Person.

.3.        Limitation on Liens. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except: (i) Liens at any time granted in favor of; (ii) post-Petition Date Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested; (iii) post-Petition Date statutory Liens (excluding Liens imposed pursuant to any of the provisions of ERISA) securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons for labor, materials, supplies or rentals incurred in the Ordinary Course of Business, but only if the payment thereof is not at the time required or the Debt secured by such Lien is being Properly Contested; (iv) post-Petition Date Liens resulting from deposits made in the Ordinary Course of Business in connection with workmen’s compensation, unemployment insurance, social security and other like laws; (v) reservations, exceptions, easements, rights-of-way, and other similar encumbrances affecting real Property of Borrower that were in existence on the Petition Date; (vi) Purchase Money Liens securing Permitted Purchase Money Debt; and (vii) such other Liens as Lender may consent to in writing from time to time, in its sole and absolute discretion.

.4.        Disposition of Assets. Sell, lease or otherwise dispose of any of the Collateral, including any disposition of the Collateral as part of a sale and leaseback transaction, to or in favor of any Person, except (i) sales of Inventory in the Ordinary Course of Business for so long as no Event of Default exists hereunder, (ii) dispositions of Property that is not Collateral or that is consented to in writing by Lender and authorized by the Court after notice and hearing, (iii) dispositions in connection with which Full Payment is made of all of the Obligations, (iv) the rejection pursuant to Section 365 of the Bankruptcy Code of unexpired leases and executory contracts and (v) other sales, leases or dispositions that are consented to by Lender.

.5.        Compromise of Accounts. Compromise or settle, or extend the time of payment of, any Account without Lender’s prior written consent.

.6.        Payment of Claims. Make any payment of principal or interest on account of any Claim against Borrower that arose prior to the Petition Date, other than Claims for property taxes assessed against any of the Collateral.

.7.        Filing of Motions and Applications. Apply to the Court for authority to (i) take any action that is prohibited by the terms of any of the DIP Financing Documents, (ii) refrain from taking any action that is required to be taken by the terms of any of the DIP Financing Documents or the Financing Orders or (iii) permit any Debt or Claim to be pari passu with or senior to any of the Obligations, other than any Claims with respect to the Carve-Out to the extent provided in the Financing Orders.

.8.        Modifications to Financing Orders. Seek or consent to any amendment, supplement or any other modification of any of the terms of the Financing Orders.

.9.        Restricted Investments. Make or have any Restricted Investment.

.10.        Distributions. Make any Distribution.

.11.        Permitted Debt. Incur or suffer to exist any Debt other than Claims in existence on the Petition Date; the Obligations; Capitalized Lease Obligations and Permitted Purchase Money Debt to the extent expenditures in connection therewith are not in violation of Section 9.3.1 hereof; Debt (other than Debt for Money Borrowed, Capitalized Lease Obligations and Permitted Purchase Money Debt) incurred in the Ordinary Course of Business of Borrower during the Chapter 11 Case, including Professional Expenses, so long as such Debts are not past due and payable and are not secured by any Lien that is not a Permitted Lien; and Permitted Contingent Obligations.

.12.        Conduct of Business. Engage in any business other than the business engaged in by it on the Petition Date and any business or activities that are substantially similar, related or incidental thereto.

.13.        Use of Proceeds. Use any proceeds of Loans for a purpose that is not expressly permitted by Section 1.1.2.

.14.        Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary.

.15.        Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as may be required by GAAP, or establish a fiscal year different from the Fiscal Year.

.16.        Organization Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organization Documents as in effect on the date hereof, except for changes that do not affect in any way Borrower’s or such Subsidiary’s rights and obligations to enter into and perform the DIP Financing Documents to which it is a party and to pay all of the Obligations and that do not otherwise have a Material Adverse Effect.

.17.        Restrictive Agreements. Enter into or become party to any Restrictive Agreement.

.18.        Leases and Contracts. Assume or reject any leases or any other contract prior to confirmation of a Reorganization Plan without the prior written consent of Lender.

3        .        Financial Covenants . During the DIP Term and thereafter until Full Payment of the Obligations, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall not:

.1.        Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditures in excess of $50,000.

.2.        Fail to achieve in any period of two consecutive weeks at least 85% of the amount of Receipts shown on the Budget for such period; fail to achieve in any period of two consecutive weeks at least 85% of the amount of Revenue shown on the Budget for such period; fail to achieve in any one-week period at least 85% of the amount of Gross Availability shown on the Budget for Friday of such week; fail to achieve in any calendar month at least 90% of the amount of Receipts shown on the Budget for such period; fail to achieve in any calendar month at least 90% of the amount of Revenue shown on the Budget for such period; make Disbursements during any period of two consecutive weeks of more than 115% of aggregate Disbursements shown on the Budget for such period; or make Disbursements in any calendar month of more than 110% of aggregate Disbursements shown on the Budget for such period.

10. SECTION    CONDITIONS PRECEDENT

1        .        Conditions Precedent to Initial Credit Extensions. Notwithstanding any other provision of this Agreement or any of the other DIP Financing Documents, and without affecting in any manner the rights of Lender under other sections of this Agreement, Lender shall not be required to fund any Loan requested by Borrower, each of the following conditions has been and continues thereafter to be satisfied:

.1.        All of the DIP Financing Documents shall have been executed in form and substance satisfactory to Lender by each of the signatories thereto and accepted by Lender, and each Obligor shall be in compliance with all of the terms thereof, and all representations and warranties contained therein shall be true and correct in all material respects.

.2.        No Default or Event of Default shall exist at the time of, and would not result from the funding of, any requested Loan, and no event shall have occurred and no condition shall exist since the Petition Date that has had or could reasonably be expected to have a Material Adverse Effect.

.3.        The Interim Financing Order shall have been entered, shall be in full force and effect and shall not have been vacated, reversed, modified or stayed in any respect (and, if such Order is the subject of a pending appeal, no performance of any obligation of any party shall have been stayed pending such appeal).

.4.        All fees and expenses required to be paid by Borrower hereunder on the Closing Date shall have been paid in full.

.5.        Lender shall have received satisfactory proof of insurance by Borrower, in accordance with the terms of this Agreement, together with loss payable endorsements on Lender’s standard form of loss payable endorsement, naming Lender as loss payee with respect to each policy and certified copies of Borrower’s liability insurance policies, together with endorsements naming Lender as an additional insured.

.6.        All of the “first day orders” presented to the Court at or about the time of the commencement of the Chapter 11 Case (including orders with respect to maintenance of Borrower’s cash management system) shall be satisfactory in form and substance to Lender.

.7.        Lender shall have received a favorable opinion letter from Borrower’s counsel, in form and scope and covering such matters as shall be satisfactory to Lender.

.8.        There is not pending any motion which, if granted by the Court, would result in an Event of Default.

.9.        Lender shall have received, reviewed and found satisfactory a copy of the Budget.

.10.        Lender shall have received, in form as shall be satisfactory to Lender, (i) an assignment of any and all amounts owing by Borrower to First National Bank of Springdale, Arkansas under that certain promissory note dated                                          and (ii) an assignment to Lender of any and all security interests, mortgages, court orders, guarantees or similar instruments securing and or guaranteeing any and all amounts owing under the promissory note.

2        .        Conditions Precedent to All Credit Extensions. Notwithstanding any other provision of this Agreement or any of the other DIP Financing Documents, and without affecting in any manner the rights of Lender under other sections of this Agreement, Lender shall not be required to fund any Loans, unless and until each of the following conditions has been and continues to be satisfied:

.1.        No Default or Event of Default exists at the time, or would result from the funding, of any Loan or other extension of credit.

.2.        No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, any of the DIP Financing Documents or the consummation of any of the transactions contemplated thereby.

.3.        No event shall have occurred and no condition shall exist that could reasonably be expected to have a Material Adverse Effect.

.4.        The final hearing on the DIP Motion shall be held, with the presentation of evidence and the resolution of any objections to the DIP Motion or the Interim Financing Order in a manner satisfactory to Lender, not later than 30 days after entry of the Interim Financing Order.

.5.        With respect to all Loans requested after the sooner to occur of                         , or the final hearing on the DIP Motion, the Final Financing Order shall have been entered, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of Lender.

.6.        The First Supplemental Budget and the Supplemental Budgets required thereafter, shall have been submitted for review to Lender and found to be satisfactory by it.

3        .        Limited Waiver of Conditions Precedent. If Lender shall make any Loan, or otherwise extend any credit to Borrower under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any of such conditions precedent is known or unknown to Lender), the funding of such Loans shall not operate as a waiver of the right of Lender to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrower or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied. Without limiting the generality of the foregoing, if Lender shall make any Loan or otherwise extend any credit to Borrower at a time when the condition set forth in Section 10.1.8 is not satisfied, all Obligations arising from the extension of any such credit shall be payable on demand, and Lender shall have no obligation to fund any future request for Loans.

11. SECTION    EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

1        .        Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

.1.        Payment of Obligations. Borrower shall fail to pay (a) the principal of or accrued interest with respect to any Loan Outstanding on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise) or (b) any of the other Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

.2.        Misrepresentations. Any warranty, representation, or other statement made or furnished to Lender by or on behalf of Borrower or in any instrument, certificate or financial statement furnished in compliance with or in reference to this Agreement or any of the DIP Financing Documents proves to have been false or misleading in any material respect when made or furnished.

.3.        Breach of Specific Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 6.4, 7.1.1, 7.1.2, 7.2, 7.3, 9.1.1, 9.1.3, 9.1.4, 9.1.5, 9.1.6, 9.1.8, 9.1.11, 9.2 or 9.3 hereof on the date that Borrower is required to perform, keep or observe such covenant.

.4.        Breach of Other Covenants. Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) and the breach of such other covenant is not cured to Lender’s satisfaction within 10 days after the sooner to occur of any Senior Officer’s receipt of notice of such breach from Lender or the date on which such failure or neglect first becomes known to any Senior Officer; provided, however, that such notice and opportunity to cure shall not apply in the case of any failure to perform, keep or observe any covenant which is not capable of being cured at all or within such 10-day period or which is a willful and knowing breach by Borrower or which was the subject of a breach during the prior 60-day period.

.5.        Default Under Other DIP Financing Documents. Any event of default shall occur under, or Borrower shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the other DIP Financing Documents and such default shall continue beyond any applicable period of grace.

.6.        Cross-Defaults. There shall occur any default or event of default on the part of Borrower under any agreement, document or instrument, which is entered into after the Petition Date and which relates to any Debt for Money Borrowed, if, as a consequence of such default or event of default, the holder of such Debt shall be authorized to accelerate the maturity or demand payment thereof.

.7.        Uninsured Losses; Unauthorized Dispositions. There shall occur any material loss, theft, damage or destruction not fully covered by insurance (as required by this Agreement and subject to such deductibles as Lender shall have agreed to in writing), or any sale, lease or encumbrance of any of the Collateral or the making of any levy, seizure, or attachment thereof or thereon, except as may be specifically permitted by other provisions of this Agreement.

.8.        Certain Bankruptcy Events. Borrower shall fail to comply with any of the provisions of the Financing Orders; a trustee shall be appointed in the Chapter 11 Case; an examiner shall be appointed in the Chapter 11 Case with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; the Chapter 11 Case shall be dismissed or converted to a case under Chapter 7 or a motion for any such dismissal or conversion shall be filed; Borrower or any Affiliate shall obtain Court approval of a disclosure statement for a Reorganization Plan other than an Acceptable Plan or a Confirmation Order shall be entered with respect to a Reorganization Plan (regardless of the proponent of such Reorganization Plan) if such Reorganization Plan is not an Acceptable Plan; there shall be filed by Borrower any motion to sell all or a substantial part of the Collateral on terms that are not acceptable to Lender in its sole discretion; any substantial part of Borrower’s assets, other than the Collateral, shall be sold by Borrower and, as a consequence of such sale, Borrower is not able to continue its business operations in substantially the same manner as was conducted by it prior to such sale; Borrower shall file any motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, either of the Financing Orders or, without Lender’s prior written consent, either of the Financing Orders is amended, vacated, stayed, reversed or otherwise modified; the Court shall enter an order granting to any Person other than Lender relief from the automatic stay to foreclose upon a Lien with respect to any Property of Borrower that has an aggregate book value in excess of $100,000 or with respect to any of the Collateral (without regard to its value) and the Borrower consents to such relief without the Lender’s prior written consent; an order shall be entered for the substantive consolidation of the Estate of Borrower with any other Person without the prior written consent of the Lender; Borrower shall not have sufficient Availability on any date to pay, or shall otherwise fail to pay as and when due and payable, all costs and expenses of administration that are incurred by it in the Chapter 11 Case that are due and payable on such date; Borrower shall file a motion or other request with the Court seeking authority to use any cash proceeds of the Collateral or to obtain any financing under Section 364(d) of the Bankruptcy Code secured by a priming Lien, or Lien of equal priority with Lender’s Liens, upon any Collateral, in each case without Lender’s prior written consent; an application shall be filed by Borrower for the approval of any superpriority claim in the Chapter 11 Case that is pari passu with or senior to the Obligations or there shall arise or be granted any such pari passu or superpriority claim; Borrower (or any Committee) shall challenge the validity, perfection or priority of any Liens of Lender securing the Obligations or the validity or enforceability of any of the DIP Financing Documents; or, without Lender’s consent, Borrower shall discontinue or suspend all or any material part of its business operations or commence an orderly wind-down or liquidation of any material part of the Collateral.

.9.        Change of Control. Any of the following shall have occurred: (i) any Person or group of Persons shall acquire for the first time direct or indirect ownership or the power to vote more than 50% of the issued and outstanding capital stock of Borrower; (ii) a change in the composition of the board of directors of Borrower, the result of which is fewer than a majority of the directors are directors of the Borrower as of the date hereof; or (iii) a change in the management of the Borrower, the result of which is the principal executive officers of the Borrower as of the date hereof resign or are otherwise removed from such positions.

.10.        Judgments. One or more judgments or orders for the payment of money in an amount that exceeds, individually or in the aggregate, $50,000 shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there should be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

.11.        Failure of DIP Financing Documents. Any covenant, agreement or obligation of Borrower contained in or evidenced by any of the DIP Financing Documents shall cease to be enforceable or shall be determined to be unenforceable in accordance with its terms; Borrower shall deny or disaffirm its obligations under any of the DIP Financing Documents or Liens granted in connection therewith; or the Liens granted in any of the Collateral shall be determined to be voidable, invalid or subordinated or shall be determined, with respect to any material part of the Collateral, to be unperfected or not to have the priority contemplated by this Agreement.

.12.        Material Adverse Effect. Any event shall occur or any condition shall exist that could reasonably be expected to have a Material Adverse Effect.

.13.        Criminal Forfeiture. Any Obligor shall be convicted under any criminal law that could lead to a forfeiture of any Property of such Obligor.

2        .        Acceleration of the Obligations . Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement, upon or at any time after the occurrence of an Event of Default as above provided, Lender may, in its discretion (i) declare the principal of and any accrued interest on the Loans and all other Obligations owing under any of the DIP Financing Documents to be, whereupon the same shall become, without further notice or demand (all of which notice and demand Borrower expressly waives), forthwith due and payable and Borrower shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable attorneys’ fees and expenses if such principal and interest are collected by or through an attorney-at-law; and (ii) terminate the DIP Facility.

3        .        Remedies . Upon or at any time after the occurrence of an Event of Default, but subject at all times to any limitations in the Financing Orders, Lender may, in its discretion, exercise from time to time all of the following rights and remedies to enforce collection of the Obligations:

.1.        All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Lender may be entitled under any of the DIP Financing Documents or the Financing Orders, all of which rights and remedies shall be cumulative and shall be in addition to any other rights and remedies contained in this Agreement or any of the other DIP Financing Documents, and none of which shall be exclusive.

.2.        The right to collect Accounts, Chattel Paper, Instruments and General Intangibles and all other rights of Borrower to the payment of money from any Person obligated therefor.

.3.        The right to take immediate possession of all tangible items of the Collateral and (i) to require Borrower to assemble such Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender that is reasonably convenient to both parties and (ii) to enter any of the premises of Borrower or wherever any of the Collateral shall be located, and to keep and store the same on said premises until sold (and if said premises be the Property of Borrower, Borrower agrees not to charge Lender for storage thereof).

.4.        The right to sell or otherwise dispose of all or any Inventory in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Lender, in its sole discretion, may deem advisable; Borrower agrees that 10 days written notice to Borrower of any public or private sale or other disposition of such Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law; Lender may sell, lease or otherwise dispose of such Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of such Collateral at public or, if permitted by Applicable Law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations.

Lender is hereby irrevocably granted a license or other right to use throughout the world, without royalty, fee or other charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit. Any proceeds realized from the sale or other disposition of any Collateral may be applied to the Obligations, after allowing 2 Business Days for collection, to principal, interest, fees and expenses (including Extraordinary Expenses) in such order and manner as Lender, in its sole discretion, may determine.

4        .        Setoff. In addition to any Liens granted under any of the DIP Financing Documents and any rights now or hereafter available under Applicable Law, Lender (and each of its Affiliates) is hereby authorized by Borrower at any time that an Event of Default exists, without notice to Borrower or any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits, general or special (including Debt evidenced by certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Lender or any of its Affiliates to or for the credit or the account of Borrower against and on account of the Obligations of Borrower arising under the DIP Financing Documents to Lender or any of its Affiliates, including all Loans Outstandings and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Lender shall have made any demand hereunder, (ii) Lender shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate.

5        .        Remedies Cumulative; No Waiver.

.1.        All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other DIP Financing Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty given to Lender or contained in any other agreement between Lender and Borrower, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies that Lender would otherwise have.

.2.        The failure or delay of Lender to require strict performance by Borrower of any provision of any of the DIP Financing Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the DIP Financing Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and all other Obligations owing or to become owing from Borrower to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement or any other DIP Financing Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

.3.        If Lender shall accept performance by Borrower, in whole or in part, of any obligation that Borrower is required by any of the DIP Financing Documents to perform only when a Default or Event of Default exists, or if Lender shall exercise any right or remedy under any of the DIP Financing Documents that may not be exercised other than when a Default or Event of Default exists, Lender’s acceptance of such performance by Borrower or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Lender of any other right or remedy, unless otherwise expressly agreed in writing by Lender, as the case may be.

12. SECTION    BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS

1        .        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or delegate performance of any of its obligations under any of the DIP Financing Documents. Borrower hereby consents to Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of all of any part of the Obligations, this Agreement and any of the other DIP Financing Documents, or of any portion hereof or thereof, including Lender’s rights, title, interests, remedies, powers, and duties hereunder or thereunder. In the case of an assignment, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were “Lender” hereunder, and Lender shall be relieved of all obligations hereunder upon any such assignment. Borrower further agrees that Lender may disclose credit information regarding Borrower to any potential participant or assignee.

2 . Participations.

.1.        Permitted Participants; Effect. Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to any Person (each a “Participant”) a participating interest in any of the Obligations owing to Lender or any other interest of Lender under any of the DIP Financing Documents in any amount as Lender deems fit in its sole discretion. In the event of any such sale by Lender of participating interests to a Participant, Lender’s obligations under the Loan Documents shall remain unchanged, Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, Lender shall remain the holder of any Note for all purposes under the DIP Financing Documents, all amounts payable by Borrower under this Agreement and any of the Notes shall be determined as if Lender had not sold such participating interests, and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under the DIP Financing Documents. If Lender sells a participation to a Person other than an Affiliate of Lender, then Lender shall give prompt written notice thereof to Borrower.

.2.        Voting Rights. Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the DIP Financing Documents other than an amendment, modification or waiver with respect to any Loans in which such Participant has an interest which forgives principal, interest or fees or reduces the stated interest rate or the stated rates at which fees are payable with respect to any such Loan, postpones the Commitment Termination Date, or any date fixed for any regularly scheduled payment of interest or fees on such Loan, or releases from liability Borrower or releases any substantial portion of any of the Collateral.

.3.        Benefit of Set-Off. Borrower agrees that each Participant shall be deemed to have the right of set-off provided in Section 11.4 hereof in respect of its participating interest in amounts owing under the DIP Financing Documents to the same extent and subject to the same requirements under this Agreement as if the amount of its participating interest were owing directly to it as a Lender under the DIP Financing Documents, provided that Lender shall retain the right of set-off provided in Section 11.4 hereof with respect to the amount of participating interests sold to each Participant. Lender agrees to share with each Participant, and each Participant by exercising the right of set-off provided in Section 11.4 agrees to share with Lender, any amount received pursuant to the exercise of its right of set-off.

.4.        Notices. Lender shall be solely responsible for notifying its Participants of any matters relating to the DIP Financing Documents to the extent that any such notice may be required.

13. SECTION    MISCELLANEOUS

1        .        Power of Attorney. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower’s true and lawful attorney (and agent-in-fact) and Lender, or Lender’s designee, may, without notice to Borrower and in either Borrower’s or Lender’s name, but at the cost and expense of Borrower:

.1.        At such time or times as Lender or said designee, in its sole discretion, may determine, endorse Borrower’s name on any Payment Item or proceeds of the Collateral which come into the possession of Lender or under Lender’s control.

.2.        At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Lender on account of the Obligations; (viii) endorse the name of Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Obligor and any other Collateral; (ix) use Borrower’s stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement.

2         .        General Indemnity. Borrower hereby agrees to indemnify and defend the Lender Indemnitees and to hold the Lender Indemnitees harmless from and against any Claim ever suffered or incurred by any of the Lender Indemnitees arising out of or related to this Agreement or any of the other DIP Financing Documents, the performance by Lender of its duties or the exercise of any of its rights or remedies hereunder, or the result of Borrower’s failure to observe, perform or discharge any of Borrower’s duties hereunder. Borrower shall also indemnify and defend the Lender Indemnitees against and save the Lender Indemnitees harmless from all Claims of any Person arising out of, related to, or with respect to any transactions entered into pursuant to this Agreement or Lender’s Lien upon the Collateral. Without limiting the generality of the foregoing, these indemnities shall extend to any Claims asserted against any of the Lender Indemnitees by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including, any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other DIP Financing Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower shall pay (or will promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Lender Indemnitees harmless from and against liability in connection therewith. The foregoing indemnities shall not apply to protect any of the Lender Indemnitees for the consequences of their own gross negligence or willful misconduct.

3        .        Survival of All Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other DIP Financing Documents, the obligations of Borrower and Lender with respect to each indemnity given by it in this Agreement, whether given by Borrower to Lender Indemnitees, shall survive the Full Payment of the Obligations and the termination of the DIP Facility.

4        .        Indulgences Not Waivers. Lender’s failure at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.

5        .        Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and Lender.

6        .        Severability . Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7        .        Cumulative Effect; Conflict of Terms. To the fullest extent permitted by Applicable Law, the provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other DIP Financing Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other DIP Financing Documents, the provision contained in this Agreement shall govern and control.

8        .        Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

9        .        Lender’s Consent. Whenever Lender’s consent is required to be obtained under this Agreement or any of the other DIP Financing Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold its consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

10        .        Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be sent by certified or registered mail, return receipt requested, personal delivery against receipt or by telecopier or other facsimile transmission and shall be deemed to have been validly served, given or delivered when delivered against receipt or 3 Business Days after deposit in the U.S. mail, certified mail postage prepaid, or, in the case of facsimile transmission, when received (if on a Business Day and, if not received on a Business Day, then on the next Business Day after receipt) at the office where the noticed party’s telecopier is located, in each case addressed to the noticed party at the address shown for such party on the signature page hereof. Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 1.2, 3.1, or 5.2.2 shall be effective until after actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

11        .        Performance of Borrower’s Obligations. If Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other DIP Financing Documents, Lender may, in its sole discretion at any time or from time to time, for Borrower’s account and at Borrower’s expense, pay any amount or do any act required of Borrower hereunder or under any of the DIP Financing Documents or otherwise lawfully requested by Lender to enforce any of the DIP Financing Documents or Obligations, preserve, protect, insure or maintain any of the Collateral, or preserve, defend, protect or maintain the validity or priority of Lender’s Liens in any of the Collateral, including the payment of any judgement against Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral. All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrower on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to proceed thereafter as provided herein or in any of the other Loan Documents.

12 . Time	of Essence. Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

13        .        Entire Agreement; Appendix A and Exhibits. This Agreement and the other DIP Financing Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written. Appendix A and each of the Exhibits attached hereto are incorporated into this Agreement and by this reference made a part hereof.

14        .        Interpretation. No provision of this Agreement or any of the other DIP Financing Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision.

15        .        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

16        .        No Commitment for Future Financing. Borrower acknowledges and understands that Lender does not make, and has not made, any proposal or commitment for the provision of any financing of Borrower or any successor to Borrower by Lender in connection with or following any sale of all or substantially all of the assets of Borrower under Section 363 of the Bankruptcy Code or in connection with or after any confirmation of any Reorganization Plan.

17        .        Waivers by Borrower. To the fullest extent permitted by Applicable Law, Borrower waives (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the DIP Financing Documents, the Obligations or the Collateral; (ii) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies; (iv) the benefit of all valuation, appraisement and exemption laws; and (v) notice of acceptance hereof. Borrower acknowledges that the foregoing waivers are a material inducement to Lender’s entering into this Agreement and that Lender is relying upon the foregoing waivers in its future dealings with Borrower. Borrower warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court in which such litigation is brought.

*Signatures on Following Page*

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWER:

MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC.

By:
Lawrence Garriott, Chairman

Two North College Avenue
Fayetteville, Arkansas 72701
Telecopier No.: 479-684-2799

LENDER:

STANFORD VENTURE CAPITAL HOLDINGS, INC.

By:
James M. Davis, President

6075 Poplar Avenue
Suite 202
Memphis, Tennessee
Telecopier No.: 901-680-5265

APPENDIX A

GENERAL DEFINITIONS

When used in the Post-Petition Loan and Security Agreement dated September     , 2003 (as at any time amended, the “Agreement”), by and among MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC. (“Borrower”), a Delaware corporation and a Chapter 11 debtor-in-possession, and STANFORD VENTURE CAPITAL HOLDINGS, INC. (“Lender”), the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Acceptable Plan - a Reorganization Plan which provides for Full Payment of all Obligations on the effective date of such Reorganization Plan, provides for an effective date no later than 45 days after the date of entry of the Confirmation Order with respect to such Reorganization Plan, and provides for a full and complete release of any and all Claims that either Borrower or the Estate might have or assert against Lender (whether arising prior to or after the Petition Date), its Affiliates and any of their respective officers, directors, shareholders, employees, agents, attorneys, representatives, successors and assigns, or which is otherwise acceptable to Lender, in its sole and absolute discretion.

Account - shall have the meaning ascribed to “account” in the UCC and shall include a right to payment for goods sold or leased or for services rendered that is not evidenced by an Instrument or Chattel Paper, whether or not any such right to payment has been earned by performance.

Account Debtor - any Person who is or may become obligated under or on account of an Account.

Adequate Protection Claim - the right of the holder of a secured Claim against Borrower to receive periodic payments as adequate protection under Sections 361 or 363 of the Bankruptcy Code.

Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) which beneficially owns or holds 10% or more of any class of the Equity Interests of another Person; or (iii) 10% or more of the Equity Interests of which is beneficially owned or held by another Person or a Subsidiary of another Person.

Agreement - the Post-Petition Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits thereto and this Appendix A.

Applicable Law - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or DIP Financing Documents in question, including all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

Availability - on any date, an amount equal to the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Lender may have paid for the account of Borrower pursuant to any of the DIP Financing Documents and that have not been reimbursed by Borrower) is subtracted from the Gross Availability on such date. If the amount outstanding is equal to or greater than the Gross Availability, Availability is 0.

Availability Reserve - on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) a reserve for general Inventory shrinkage that is determined by Lender from time to time in its reasonable credit judgment based upon Borrower’s historical losses due to such shrinkage; (ii) any amount that Borrower is obligated to pay pursuant to the provisions of any of the DIP Financing Documents that Lender elects to pay for the account of Borrower in accordance with authority contained in any of the DIP Financing Documents; (iii) all amounts of rent or other charges that accrue after the Petition Date and are past due and payable and owing at such time by Borrower to any landlord of any premises where any of the Collateral is located plus, commencing on the 30th day prior to the date on which Borrower shall be obligated to assume or reject any lease of a premises where any of the Collateral is located, the amount of any rent or other charges that accrued prior to the Petition Date and that remain unpaid under such lease; (iv) such additional reserves as Lender may, in its sole credit judgment, determine to be appropriate from time to time to protect Lender against any changes in the composition, amount, quality, nature or value of any Collateral or the priority of Lender’s Liens upon the Collateral.

Avoidance Claim - any claim that could be asserted by or on behalf of Borrower or the Estate against a Person under 11 U.S.C. §§ 544, 546, 547, 548, 549, 550 or 553.

Bankruptcy Code - title 11 of the United States Code.

Base Rate - a per annum rate of interest equal to The Wall Street Journal (Eastern Edition) Prime Rate, as announced from time to time.

Board of Governors - the Board of Governors of the Federal Reserve Board.

Borrowing - a borrowing consisting of Loans made on the same day by Lender.

Budget means either the Initial Budget, the First Supplemental Budget or Supplemental Budgets thereafter submitted, whichever is then effective.

Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Florida or is a day on which banking institutions located in such state are closed.

Capital Expenditures - expenditures made for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral - cash or Cash Equivalents, and any interest earned thereon, that is deposited with Lender in accordance with the Agreement as security for the Obligations to the extent provided in the Agreement.

Cash Collateral Account - a demand deposit, money market or other account established by Lender at such financial institution as Lender may select in its discretion, which account shall be in Lender’s name and subject to Lender’s Liens.

Cash Equivalents - (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’ acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; and (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof.

CERCLA - the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations.

Chapter 11 Case - as defined in the Recitals to the Agreement.

Chattel Paper - shall have the meaning ascribed to the term “chattel paper” in the UCC.

Claims - any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, accountants’, consultants’ or paralegals’ fees and expenses), whether arising under or in connection with the DIP Financing Documents, any Applicable Law (including any Environmental Laws) or otherwise, that may be suffered or incurred by a Person prior to, on or after the Petition Date and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceeding or any appeals related thereto.

Closing Date - the date on which all of the conditions precedent in Section 10.1 of the Agreement are satisfied and the initial Loans are made under the Agreement.

Collateral - all of the Property and interests in Property of Borrower that are described in Section 6 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations, whether or not such Property or interest in Property was in existence on or acquired by Borrower after the Petition Date.

Commercial Tort Claim - shall have the meaning ascribed to “commercial tort claim” in the UCC.

Commitment Termination Date - the date that is the soonest to occur of: (i) the last day of the DIP Term, (ii) the effective date of any Acceptable Plan or the date of entry of a Confirmation Order with respect to any other Reorganization Plan, (iii) the effective date of any sale of all or a substantial part of the Collateral, (iv) the date on which Lender terminates the DIP Facility pursuant to Section 5.2.1 of the Agreement, (v) the date on which Borrower elects to terminate the Agreement pursuant to Section 5.2.2 of the Agreement or (vi) the date on which Lender is granted relief from the automatic stay.

Committee - a creditors’ or equity security holders’ committee appointed in the Chapter 11 Case by the U. S. Trustee.

Compliance Certificate - a Compliance Certificate to be provided by Borrower to Lender in accordance with, and in the form annexed as Exhibit C to, the Agreement, and the supporting schedules to be annexed thereto.

Confirmation Order - an order entered by the Court confirming a Reorganization Plan.

Contingent Obligation - with respect to any Person, any obligation of such Person arising from any guaranty, indemnity, or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property, Securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Court - as defined in the Recitals to the Agreement.

Current Assets - at any date, the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date, in accordance with GAAP, except that amounts due from Affiliates and investments in Affiliates shall be excluded therefrom.

Debt - as applied to a Person means, without duplication: (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Debt is to be determined, including Capitalized Lease Obligations; (ii) all obligations of other Persons which such Person has guaranteed; (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (iv) in the case of Borrower (without duplication), the Pre-Petition Debt and the Obligations.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Default Rate - on any date, a rate per annum that is equal to 2% in excess of the Base Rate in effect on such date.

Deposit Account - shall have the meaning ascribed to “deposit account” in the UCC and shall include any demand, time, savings, passbook, money market or other depository account, or a certificate of deposit, maintained by Borrower with any bank, savings and loan association, credit union or other depository institution.

DIP Facility - the $2,000,000 credit facility established by Lender in favor of Borrower under Section 1 of the Agreement consisting of the Revolver Commitment.

DIP Financing Documents - the Agreement, the Other Agreements and the Security Documents and any and all other agreements, instruments and documents now or hereafter executed by Borrower in favor of Lender with respect to any of the transactions contemplated by the Agreement.

DIP Motion - the Motion of Borrower for approval of the financing under the DIP Facility pursuant to the Agreement.

DIP Term - a period commencing on the date of entry of the Interim Financing Order and ending six months later on                                         .

Disbursements - the total of “advance requests” as shown on the Budget.

Distribution - in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or any Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

Document - shall have the meaning ascribed to the term “document” in the UCC.

Dollars and the sign $ - lawful money of the United States of America.

Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance documents promulgated by regulatory agencies, orders and consent decrees relating to human health and safety or the protection or pollution of the environment, including CERCLA.

Environmental Release - a release as defined in CERCLA or under any applicable Environmental Laws.

Equipment - shall have the meaning ascribed to the term “equipment” in the UCC and shall include, without limitation, all vehicles, dozers, loaders, backhoes, excavators, fork lifts, freightliners and similar heavy duty equipment and spare parts.

Equity Interest - the interest of a shareholder in a corporation, a partner (whether general or limited) in a partnership (whether general, limited or limited liability), a member in a limited liability company, or any other Person having any other form of equity security.

ERISA - the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

Estate - the estate created in each of the Chapter 11 Case pursuant to 11 U.S.C. § 541(a).

Event of Default - as defined in Section 11 of the Agreement.

Extraordinary Expenses - all reasonable costs, expenses, fees (including fees incurred to Lender Professionals) or advances that Lender may suffer or incur, whether prior to or after the occurrence of an Event of Default, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) the defense of Lender’s Lien upon any Collateral or the priority thereof or any adverse claim with respect to the Loans, the DIP Financing Documents or the Collateral asserted by any Obligor, any receiver or trustee for any Obligor or any creditor or representative of creditors of any Obligor; (iii) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (iv) the collection or enforcement of any of the Obligations; (v) the negotiation, documentation, and closing of any restructuring or forbearance agreement with respect to the DIP Financing Documents or Obligations; (vi) amounts advanced by Lender pursuant to Section 7.1.3 of the Agreement; (vii) the enforcement of any of the provisions of any of the DIP Financing Documents; or (viii) any payment under indemnity or other payment agreement provided by Lender to any financial institution in connection with any lockbox arrangement. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, consultants’ fees, accountants’ fees, environmental study fees, wages and salaries paid to employees of Borrower or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrower or any other Obligor under any of the DIP Financing Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the DIP Financing Documents, but excluding compensation paid to employees (including inside legal counsel who are employees) of Lender.

FEIN - with respect to any Person, the Federal Employer Identification Number of such Person.

Final Financing Order - an order which is entered by the Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c), which is in form and substance acceptable to Lender in all respects, authorizes the incurrence by Borrower of post-petition secured and superpriority indebtedness under the DIP Facility in accordance with the DIP Financing Documents.

Financing Orders - the Interim Financing Order and the Final Financing Order.

First Supplemental Budget - a Supplemental Budget submitted by Borrower to Lender within 14 days after entry of the Interim Financing Order, covering the 90-day period from the Petition Date.

Fiscal Year - the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, which ends on the last Friday of each year.

FLSA - the Fair Labor Standards Act of 1938.

Full Payment - with respect to any Debt, full, final and indefeasible payment of such Debt in cash or immediately available funds and, in the case of any Contingent Obligations, Lender’s receipt of either cash or a direct pay letter of credit naming Lender as beneficiary and in form and substance, and from an issuing bank, acceptable to Lender, in each case in an amount not less than 105% of the aggregate amount of all such contingent Debt.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

General Intangible - shall have the meaning ascribed to the term “general intangible” in the UCC and shall include all interests in Intellectual Property.

Governmental Approvals - all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority - any federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.

Gross Availability - “gross availability” as shown on the Budget.

Indemnified Amount - the amount of any loss, cost, expenses or damages suffered or incurred by Lender Indemnitees and against which Lender and/or Borrower have agreed to indemnify such Lender Indemnitees pursuant to the terms of the Agreement or any of the other DIP Financing Documents.

Initial Budget means a weekly budget in form and substance satisfactory to Lender covering the 30-day period from the Petition Date, setting forth, among other things, Borrower’s forecasted sales, collections, expenses and Availability under the DIP Facility.

Insolvency Proceeding - any action, case or proceeding commenced by or against a Person, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver, trustee, liquidator or other custodian for such Person or any part of its Property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

Instrument - shall have the meaning ascribed to the term “instrument” in the UCC.

Intellectual Property - Property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, tradename, mask work, trade secret or license or other right to use any of the foregoing.

Intellectual Property Claim - the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership of or right to use any Intellectual Property of such Person.

Interim Financing Order - an order that is entered by the Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c), which authorizes Borrower to incur, during the Interim Period, post-petition secured and superpriority Debt under the DIP Facility in accordance with the DIP Financing Documents and which is in form and substance satisfactory in all respects to Lender.

Interim Period - the period commencing upon entry of the Interim Financing Order and ending on the entry of the Final Financing Order.

Inventory - shall have the meaning ascribed to “inventory” in the UCC and shall include, in the case of Borrower, all goods intended for sale or lease by Borrower, or for display or demonstration; all work in process; all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in Borrower’s business; and all Documents evidencing and General Intangibles relating to any of the foregoing, whether now owned or hereafter acquired by Borrower.

Lender Indemnities - Lender and all of its present and future officers, directors and agents.

Lender Professionals - attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Lender.

Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan - the Revolver Loan.

Loan Account - the loan account established by Lender on its books pursuant to Section 4.8.1 of the Agreement.

Material Adverse Effect - the effect of any event, condition, act, omission or circumstance, which, alone or when taken together with other events, conditions, acts, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of any Obligor; (ii) has or may be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of the Agreement or any of the other DIP Financing Documents; (iii) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (iv) materially impairs the ability of any Obligor to perform its obligations under the Agreement or any of the other DIP Financing Documents, including repayment of any of the Obligations when due; or (v) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the DIP Financing Documents and Applicable Law.

Material Contract - any agreement between Borrower and one or more other Persons, the termination of which could reasonably be expected to have a Material Adverse Effect.

Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

Money Borrowed - as applied to any Person, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Person.

Moody’s - Moody’s Investors Services, Inc.

Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

Net Proceeds - proceeds (including cash receivable (when received) by way of deferred payment) received by Borrower from the sale, lease, transfer or other disposition of any Property, including insurance proceeds and awards of compensation received with respect to the destruction or condemnation of all or part of such Property, net of: (i) the reasonable and customary costs of such sale, lease, transfer or other disposition; and (ii) amounts applied to repayment of Debt (other than the Obligations) that is secured by a Permitted Lien on the Property disposed of that is senior to Lender’s Liens.

Notes - the Revolver Note, the Term Note and any other promissory note hereafter executed by Borrower at Lender’s request to evidence any of the Obligations.

Notice of Borrowing - as defined in Section 3.1.1(i) of the Agreement.

Obligations - in each case, whether now in existence or hereafter arising, (i) the principal of, and interest and premium, if any, on, the Loans; and (ii) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to Lender under or pursuant to the Agreement or any of the other DIP Financing Documents, whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums (including Extraordinary Expenses) chargeable to any or all Obligors hereunder or under any of the other DIP Financing Documents.

Obligor - Borrower and any other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Lender a Lien upon any of any of such Person’s assets to secure payment of any of the Obligations.

Ordinary Course of Business - with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

Organization Documents - with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, operating agreement, members agreement, partnership agreement, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

OSHA - the Occupational Safety and Hazard Act of 1970.

Other Agreements - the Notes and any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Obligor or any other Person and delivered to Lender in respect of the transactions contemplated by the Agreement.

Participant - as defined in Section 12.2.1 of the Agreement.

Payment Account - an account maintained by Lender to which all monies shall be sent in immediately available federal funds.

Payment Intangible - shall have the meaning ascribed to the term “payment intangible” in the UCC.

Payment Items - all checks, drafts, or other items of payment payable to Borrower, including proceeds of any of the Collateral.

Pending Revolver Loans - at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Lender but which have not theretofore been advanced by Lender.

Permitted Contingent Obligations - Contingent Obligations arising from endorsements for collection or deposit in the Ordinary Course of Business; Contingent Obligations arising from entered into in the Ordinary Course of Business pursuant to the Agreement or with Lender’s prior written consent; Contingent Obligations of Borrower and its Subsidiaries existing as of the Closing Date, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; Contingent Obligations incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations; and other Contingent Obligations not to exceed $25,000 in the aggregate at any time.

Permitted Liens - any Lien of a kind specified in Section 9.2.3 of the Agreement.

Permitted Purchase Money Debt - Purchase Money Debt of Borrower and its Subsidiaries which is incurred after the date of the Agreement and which is secured by no Lien or only by a Purchase Money Lien, provided that the aggregate amount of Purchase Money Debt outstanding at any time does not exceed $50,000 and the incurrence of such Purchase Money Debt does not violate any limitation in the DIP Financing Documents regarding Capital Expenditures. For the purposes of this definition, the principal amount of any Purchase Money Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.

Person - an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.

Petition Date - August 1, 2003.

Plan - an employee benefit plan now or hereafter maintained for employees of Borrower that is covered by Title IV of ERISA.

Professional Expenses Escrow - the escrow to be established by Borrower pursuant to the Financing Orders for the deposit of Revolver Loan proceeds to be used for the purpose of paying Professional Expenses.

Professional Expenses - the fees and reimbursable expenses of a Professional Person.

Professional Person - a Person who is an attorney, accountant, appraiser, auctioneer or other professional person and who is retained, with Court approval, by (i) Borrower pursuant to Section 327 of the Bankruptcy Code or (ii) a Committee pursuant to Section 1103(a) of the Code.

Properly Contested - in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture of any assets of such Obligor; (iv) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Debt - means and includes (i) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Debt (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets acquired through the incurrence of the Purchase Money Debt secured by such Lien and such Lien constitutes a purchase money security interest under the UCC.

Receipts - the total “collections” as shown on the Budget.

Reclamation Claim - a Claim against Borrower under Section 546(c)(2)(A) of the Bankruptcy Code.

Reimbursement Date - shall have the meaning ascribed to it in Section 1.2.1(iii) of the Agreement.

Rentals - rent owing by Borrower in respect of a lease of Property that is owned by the lessor.

Reorganization Plan - a plan of reorganization proposed by Borrower or any other Person (including Lender) in the Chapter 11 Case.

Reportable Event - any of the events set forth in Section 4043(b) of ERISA.

Restricted Investment - any acquisition of Property by Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or indebtedness or obligations, or the purchase or acquisition by Borrower or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (a) fixed assets to be used in the business of Borrower or any of its Subsidiaries so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (b) goods held for sale or lease or to be used in the manufacture of goods or the provision of services by Borrower or any of its Subsidiaries in the ordinary course of business; (c) Current Assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of Borrower or any of its Subsidiaries; (d) investments in Subsidiaries of Borrower to the extent existing on the Closing Date; and (e) Cash Equivalents.

Restrictive Agreement - an agreement (other than any of the DIP Financing Documents) that, if and for so long as an Obligor or any Subsidiary of such Obligor is a party thereto, would prohibit, condition or restrict such Obligor’s or Subsidiary’s right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Obligor’s or Subsidiary’s assets (including Liens granted in favor of Lender pursuant to the DIP Financing Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the DIP Financing Documents); or repay any Debt owed to any Obligor.

Revenue - the total of “sales” as shown on the Budget.

Revolver Commitment - the obligation of Lender to make Revolver Loans pursuant to the terms and conditions of the Agreement, which shall not exceed on any date $2,000,000

Revolver Loan - a Loan made by Lender as provided in Section 1.1 of the Agreement.

Revolver Note - a Revolver Note to be executed by Borrower in favor of Lender in the form of Exhibit A attached hereto, which shall be in the face amount of the DIP Facility and which shall evidence all Revolver Loans made by Lender to Borrower pursuant to the Agreement.

S&P - Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

Schedule of Accounts - as defined in Section 7.2.1 of the Agreement.

SEC - the Securities Exchange Commission.

Security - shall have the same meaning as in Section 2(1) of the Securities Act of 1933.

Security Documents - any and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations, including the Trademark Security Agreement.

Senior Officer - the chairman of the board of directors, the president or the chief financial officer of, or in-house legal counsel to, Borrower.

Solvent - as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Debts (including Contingent Obligations), (ii) is able to pay all of its Debts as such Debts mature, (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (iv) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code.

Subsidiary - any Person a majority of the Equity Interests of which is at the time owned, directly or indirectly, by another Person or by one or more other Subsidiaries or by such other Person and one or more other Subsidiaries.

Success Fee - as defined in Section 2.2.2 of this Agreement.

Supplemental Budget means a budget in form and substance satisfactory to Lender that (i) sets forth, among other things, Borrower’s forecasted sales, collections and expenses, (ii) demonstrates Borrower’s ability to comply with all financial covenants set forth in Section 9.3 of this Agreement or as contained in any of the DIP Financing Documents, and (iii) reflects that Borrower will at all times have positive Availability under the DIP Facility. Supplemental Budgets must be submitted by Borrower to Lender within 15 days prior to the last date shown on the First Supplemental Budget and thereafter on each then effective Budget.

Supporting Obligation - shall have the meaning ascribed to the term “supporting obligation” in the UCC.

Taxes - any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender.

UCC - the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Florida from time to time or, when the laws of any other state govern the method or manner of the creation or perfection of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

Value - with reference to the value of Inventory, value determined on the basis of the lower of cost or market of such Inventory, with the cost thereof calculated on a first-in, first-out basis.

Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in the Agreement shall be interpreted, all accounting determinations under the Agreement shall be made, and all financial statements required to be delivered under the Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited Consolidated financial statement of Borrower and its Subsidiaries heretofore delivered to Lender and using the same method for inventory valuation as used in such audited financial statements, except for any change in which Borrower’s independent public accountants concur or as required by GAAP unless (i) Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) Lender shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made. In the event of any change in GAAP that occurs after the date of the Agreement and that is material to Borrower, Lender shall have the right to require either that conforming adjustments be made to any financial covenants set forth in the Agreement, or the components thereof, that are affected by such change or that Borrower reports its financial condition based on GAAP as in effect immediately prior to the occurrence of such change.

Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes (including the UCC) and related regulations shall include any amendments of same after the date hereof and any successor statutes and regulations; to any of the DIP Financing Documents shall include any and all amendments or modifications thereto and any and all restatements, extensions or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” and “include, without limitation;” to the time of day shall mean the time of day on the day in question in Miami, Florida, unless otherwise expressly provided in the Agreement; and to any Property of Borrower shall mean and include all Property of the Estate. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used herein, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of Borrower or (ii) the knowledge that a Senior Officer would have obtained if they had engaged in good faith and the diligent performance of their duties, including the making of such reasonable specific inquiries as may be necessary of the officers, employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

Executions begin on the following page

IN WITNESS WHEREOF, this Appendix has been duly executed on                     , 2003.

BORROWER:

MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC.

By:
Lawrence Garriott, Chairman

Two North College Avenue
Fayetteville, Arkansas 72701
Telecopier No.: 479-684-2799

LENDER:

STANFORD VENTURE CAPITAL HOLDINGS, INC.

By:
James M. Davis, President

6075 Poplar Avenue
Suite 202
Memphis, Tennessee
Telecopier No.: 901-680-5265

EXHIBIT A

FORM OF REVOLVER NOTE

U.S. $2,000,000	September , 2003

Miami, Florida

FOR VALUE RECEIVED, the undersigned, MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC., a Florida corporation (“Borrower”), hereby unconditionally promises to pay to the order of STANFORD VENTURE CAPITAL HOLDINGS, INC. (herein, together with any subsequent holder hereof, called the “Lender”) the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000) or such lesser sum as may be the outstanding principal amount of all Revolver Loans pursuant to the terms of the Loan Agreement referred to below on the date on which such outstanding principal amounts become due and payable pursuant to Section 4.2 of the Loan Agreement (as defined below), in strict accordance with the terms thereof. Borrower, likewise unconditionally promises to pay to Lender interest from and after the date hereof on the outstanding principal amount of Revolver Loans at the interest rate, payable at such times, and computed in such manner as is specified in Section 2.1 of the Loan Agreement, in strict accordance with the terms thereof.

This Revolver Note (“Note”) is issued pursuant to, and is the “Revolver Note” referred to in, the Post-Petition Loan and Security Agreement dated [                        ] (as the same may be amended from time to time, the “Loan Agreement”), between Borrower and Lender, and Lender is and shall be entitled to all benefits thereof and of all DIP Financing Documents executed and delivered in connection therewith. The provisions of the Loan Agreement are incorporated herein by this reference. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement.

The repayment of the principal balance of this Note is subject to the provisions of Section 4.2 of the Loan Agreement. The entire unpaid principal balance and all accrued interest on this Note shall be due and payable on the Commitment Termination Date.

All payments of principal and interest shall be made in Dollars in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.1.2 of the Loan Agreement. Borrower agrees to pay, and save Lender harmless against, any liability for the payment of, all costs and expenses, including, but not limited to, reasonable attorneys’ fees, arising in connection with the enforcement by Lender of any of its rights under this Note, the Loan Agreement or any of the other DIP Financing Documents.

All principal amounts of Revolver Loans made by Lender to Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed outstanding under this Note and shall continue to be owing by Borrower in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower’s option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest. It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.

Time is of the essence of this Note. To the fullest extent permitted by Applicable Law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under Applicable Law, but if any provision of this Note shall be prohibited or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy. Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower. Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights and obligations of Lender and Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Florida. This Note is intended to take effect as an instrument under seal under Florida law.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer on the date first above written.

MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC.

By:

EXHIBIT B

Form of Notice of Borrowing

Date                     , 20

Stanford Venture Capital Holdings, Inc.

6075 Poplar Avenue

Suite 202

Memphis, Tennessee

Re:	Post-Petition Loan and Security Agreement dated [ ], by and between Midwest Cable Communications of Arkansas, Inc. and Stanford Venture Capital Holdings, Inc.(as at any time amended, the “Loan Agreement”)

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 3.1.1 of the Loan Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. Borrower hereby requests a Revolver Loan in the aggregate principal amount of $                     to be made on                     , 20    .

Borrower hereby ratifies and reaffirms all of its liabilities and obligations under the DIP Financing Documents and hereby certifies that no Default or Event of Default exists on the date hereof.

Borrower has caused this Notice of Borrowing to be executed and delivered by its duly authorized representative, this                  day of                     , 20    .

MIDWEST CABLE COMMUNICATIONS OF ARKANSAS, INC.

By:

EXHIBIT C

COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

                    , 20

Stanford Venture Capital Holdings, Inc.

6075 Poplar Avenue

Suite 202

Memphis, Tennessee

The undersigned, the chief financial officer of Midwest Cable Communications of Arkansas, Inc., an Arkansas corporation (“Borrower”), gives this certificate to Stanford Venture Capital Holdings, Inc. (“Lender”) in accordance with the requirements of Section 9.1.6 of that certain Post-Petition Loan and Security Agreement dated [                    ], between Borrower and Lender (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the balance sheets and statements of income of Borrower and its Subsidiaries for the [Fiscal Year] [quarterly period] ending                     , 20    , copies of which are attached hereto, I hereby certify that:

(a)	Capital Expenditures for the month ending , , totaled $ ;

(b)	Variance from the Budget, with respect to Receipts, for the period from , to , was %.

(c)	Variance from the Budget, with respect to Disbursements, for the period from , to , was %.

(d)	Variance from the Budget, with respect to Revenue, for the period from , to , was %.

(e)	Variance from the Budget, with respect to Gross Availability, for the period from , to , was %.

2.	No Default exists on the date hereof, other than: [if none, so state]; and

3.	No Event of Default exists on the date hereof, other than [if none, so state].

4. As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower’s failure to pay or delay in payment of any such rent or other charges.

Very truly yours,

Chief Financial Officer